Investor and Media Inquiries: Jaime Vasquez (610) 208-2165 jvasquez@cartech.com

CARPENTER TECHNOLOGY REPORTS RECORD

THIRD QUARTER RESULTS

•

Record third quarter net income of $67 million – up 10% from last year’s record third quarter

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All-time record quarterly operating income despite a near tripling of nickel prices

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Results included pre-tax LIFO inventory valuation expense of $56 million

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Dividend increased 33% to an annualized rate of $1.20 per common share

Wyomissing, Pa., (April 27, 2007) - Carpenter Technology Corporation (NYSE:CRS) today reported record third quarter sales and net income.  Results reflected strong growth in several end-use markets and a continued focus on cost improvements through lean manufacturing.

Net sales for the third fiscal quarter ended March 31, 2007 were $538.4 million, compared with $426.0 million for the same quarter a year ago.

Net income in the third quarter was $66.6 million, or $2.53 per diluted share, compared with net income of $60.8 million, or $2.32 per diluted share, a year ago.

Free cash flow in the third quarter was $20.0 million, compared with $53.3 million in the quarter a year ago.

Year-to-Date Results

For the nine months ended March 31, 2007, net sales were $1.4 billion, compared with $1.1 billion for the same period a year ago.

Net income for the first nine months of the current fiscal year was $165.9 million, or $6.30 per diluted share, compared to net income of $143.8 million, or $5.51 per diluted share, a year ago.

Free cash flow in the first nine months of fiscal 2007 was $101.2 million, compared with $95.8 million in the same period a year ago.

Third Quarter – Operating Summary

 “We are very pleased with our ability to achieve record quarterly results, despite all-time high nickel costs and supply chain adjustments that took place within certain key end-use markets,” said Anne Stevens, chairman, president and chief executive officer.  “The record operating income is a reflection of the overall effectiveness of our employees in serving customers, while maintaining a disciplined cost environment.”

“We were particularly pleased that overall volume increased during the quarter despite temporary supply chain adjustments in the aerospace and medical markets, which affected the sale of certain higher value materials.”

For the third quarter, Carpenter’s sales were 26 percent more than a year ago.  Higher surcharge revenue and a 5.5 percent increase in pounds shipped were partially offset by a shift in product mix.  Adjusted for surcharges, sales increased 2 percent from the third quarter a year ago.

Sales to the industrial market improved by 60 percent to a record $124 million.  Adjusted for surcharge revenue, sales increased approximately 28 percent from the third quarter a year ago.  The robust growth was driven by increased shipments of materials used in capital equipment and in the manufacture of valves and fittings used in applications such as the construction and maintenance of chemical and food processing facilities.

Sales to the energy market, which includes oil and gas and power generation, increased 54 percent from a year ago to $52 million.  Sales to the oil and gas sector, excluding surcharge revenue, increased approximately 70 percent from a year ago.  The Company’s high strength and corrosion resistant materials have allowed it to successfully expand its presence in this sector as a result of a greater dedication of resources.  The Company is also experiencing increased market activity in the power generation sector.

Automotive and truck market sales grew 41 percent from the third quarter a year ago to $69 million. Sales, excluding surcharge revenue, increased approximately 12 percent from a year ago.  The growth reflected solid demand for specialty alloys and powder metal materials used primarily in engine components and other critical applications.

Consumer market sales increased 22 percent from the third quarter a year ago to $59 million.  Adjusting for surcharge revenue, sales decreased 9 percent.  Reduced shipments to the sporting goods and housing markets were the primary contributors to the decline.

Sales to the aerospace market increased 11 percent to $198 million in the recent third quarter from a year ago.  Excluding surcharge revenue, sales declined approximately 7 percent.   Increased sales of titanium wire used in the manufacture of structural fasteners and ceramic cores used in the casting of jet engine turbine blades were more than offset by reduced shipments of nickel based alloys used in the manufacture of jet engine components and structural applications.

The lower aerospace sales from last year’s record level reflected supply chain inventory adjustments and a decline in business with a key customer.  Demand for nickel-based alloys slowed during the quarter due to the escalation in nickel prices.  As a result, many customers became more cautious about inventory balances.

The loss of nickel-based alloy aerospace sales to that specific customer, who is now procuring a majority of its material needs from a recently acquired subsidiary, was more than offset by increased sales of high value materials to the energy sector as a result of the Company’s commitment to dedicate more resources to that market.

Carpenter’s future aerospace business is expected to benefit from changing technology, the need to build more fuel efficient aircraft, and an increase in the number of aircraft being built.  These factors should allow the Company to grow its aerospace sales by 10 -15 percent annually over the next several years.

Medical market sales decreased 6 percent to $35 million from last year’s third quarter record.  The decline in sales reflected the continued inventory adjustments taking place within that supply chain, particularly in titanium.

Geographically, sales outside the United States increased 16 percent from the same quarter a year ago to $162 million.  International sales, which represented 30 percent of total sales, benefited from higher base prices and increased sales of higher value materials.

Third quarter gross profit improved to a quarterly record $127.9 million, or 23.8 percent of sales, from $124.1 million, or 29.1 percent of sales, in the same quarter a year ago.

The increased gross profit was achieved despite the negative impact from the dramatic rise in the cost of nickel, a primary raw material for the Company.  Nickel prices on the London Metal Exchange increased from an average of approximately $6.70 a pound in the third fiscal quarter a year ago to $18.80 for this year’s third quarter.

As a result of the rise in nickel prices, the Company’s recent third quarter surcharge revenue increased 209 percent from a year ago to $154 million.  The Company’s surcharge mechanism is structured to recover high raw material costs.  While the surcharge protects the absolute gross profit dollars, it does have a dilutive effect on gross margin as a percent of sales.  In the recent third quarter, the dilutive effect of the increased surcharge on gross margin was approximately 580 basis points.

Additionally, Carpenter’s gross profit was negatively impacted by the lag effect in its surcharge mechanism. This lag effect can result in margin decline during periods of rapidly escalating raw material prices, especially for companies using the last-in, first-out (LIFO) method of accounting for inventory.  The Company estimated that the lag effect negatively impacted the gross margin by approximately 150 basis points during the recent third quarter.

Adjusted for the dilutive effect of the surcharge and the negative impact from the lag in the surcharge mechanism, the gross margin would have improved by approximately 200 basis points in the recent third quarter from a year ago.  The underlying improvement was largely driven by ongoing cost controls.

In this environment of escalating raw material prices, the Company’s LIFO method of accounting to value inventories resulted in a $56.1 million LIFO expense in the third quarter of fiscal 2007.  In the third quarter a year ago, cost of sales included LIFO income of $1.2 million or a difference of $57.3 million from the current year.

Operating income in the recent third quarter was $95.7 million or 17.8 percent of sales, compared to $92.3 million or 21.7 percent of sales in the third quarter a year ago.  The record level of operating income was achieved despite significantly higher raw material costs as a result of ongoing cost controls, increased volume and better pricing.  Adjusted for the increase in surcharge revenue and the lag effect, operating income as a percent of sales increased to 23.7 percent or 200 basis points more than a year ago.

Shareholder Value Initiatives

Dividend Increase

Also today, Carpenter announced a 33 percent increase in its quarterly dividend to $0.30 per common share.  The Company believes that the annualized rate of $1.20 per common share provides shareholders with an attractive dividend relative to other materials stocks and indices.  The Company expects that future dividend increases will be made at a measured pace, consistent with business conditions, and subject to the approval by its Board of Directors.

Share Repurchase Program

During the quarter, Carpenter repurchased $13.9 million or 120,070 shares of its common stock on the open market.  The share repurchase program is one of the initiatives being undertaken by the Company to enhance shareholder value, as announced in its Strategic Initiatives in September 2006.  In that announcement, Carpenter anticipated to repurchase, under certain conditions, a total of $250 million of its common stock.

Capital Investment

As part of its continuous effort to further improve quality and reliability, Carpenter will invest approximately $16 million to upgrade its Specialty Alloys Operations’ hot rolling facility.  This investment is in addition to the $115 million premium melt capacity expansion announced in January 2007.

The upgrade of the Reading, Pa. hot rolling facility will provide state-of-the-art electrical control systems supporting management’s lean initiatives and better yields.  The project is expected to begin in July 2007 and be completed by August 2008.

Outlook

 “We expect that our fourth quarter operating performance will remain strong based on current market conditions,” Stevens said.  “While end-use markets are healthy overall, soaring nickel prices are continuing to impact the ordering and commitment patterns of many of our customers.  We are very pleased with the continued success we are seeing in new aerospace structural applications using our patented Custom 465 and Aermet 100 alloys.

“We look to further improve our operating performance through re-investment in our businesses, which will further enhance our ability to capitalize on future growth opportunities.

“Additionally,  we will continue to focus on furthering shareholder value through an attractive dividend and the share repurchase program.”

Segment Results – Third Quarter
Specialty Metals

Net sales for the quarter ended March 31, 2007 for the Specialty Metals segment, which includes Specialty Alloys Operations, Dynamet, and Carpenter Powder Products business units, increased 28 percent to $512.4 million, compared to $400.3 million in the same quarter a year ago.

Stainless steel sales were $196.3 million or 44 percent higher than a year ago.  Excluding surcharge revenue, stainless steel sales increased 18 percent.  Increased shipments to the industrial market and higher value stainless steels contributed to the sales growth.

Sales of specialty alloys were $253.7 million or 26 percent higher than the third quarter a year ago.  Surcharge revenue and increased shipments to the energy and automotive markets contributed to the increase, which was partially offset by reduced shipments to the aerospace market.  Adjusted for surcharge revenue, specialty alloys sales declined 8 percent.

Sales of titanium decreased 4 percent to $45.2 million.  The decrease reflected lower demand from the medical market, which more than offset solid demand from the aerospace market for coil products used in the manufacture of aerospace structural fasteners.

Operating income for the Specialty Metals segment was $95.0 million or 18.5 percent of sales in the recent third quarter, compared to $93.1 million or 23.3 percent in the same quarter a year ago.

The Specialty Metals segment was able to increase operating income despite escalating raw material prices and the lag in recovery of the Company’s surcharge mechanism.  This was achieved as a result of continued efforts in lean manufacturing, increased shipments, and higher base prices.

Engineered Products Segment

Net sales for this segment, which includes sales of ceramic components and fabricated metal, of $26.1 million were essentially flat with a year ago.

In the third quarter, operating income for the Engineered Products segment was $4.1 million or 15.7 percent of sales compared to $4.3 million or 16.3 percent of sales in the same quarter a year ago.

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Page 2 / Carpenter Technology Reports Record Third Quarter Results

Segment Results – Year-to-Date

Specialty Metals

Net sales for the first nine months of fiscal 2007 for the Specialty Metals segment were $1.3 billion, compared to $1.0 billion for the same period a year ago.

Sales of stainless steel products grew 29 percent to $495.4 million from $383.6 million for the same period a year ago.  Excluding surcharge revenue, sales increased 13 percent.  Stainless sales benefited from increased shipments to the industrial and automotive markets and higher base prices.

Sales of specialty alloys increased 28 percent to $625.3 million from $490.4 million for the same period a year ago.  Adjusted for surcharge revenue, specialty alloys sales increased 4 percent.  Pricing actions and strong demand from the energy market were the primary drivers of the increase.

Titanium sales rose 14 percent to $141.5 million from $124.2 million for the same period a year ago.  Sales benefited from increased shipments to the aerospace market and higher selling prices.

Operating income for the Specialty Metals segment was $231.1 million or 17.7 percent of sales compared to $217.4 million or 20.9 percent of sales generated for the same period a year ago.  The change in operating income reflected a continued focus on operational improvements, increased shipments, and higher base pricing.

Operating income as a percent of sales decreased due to the dilutive effect on margins from the increase in surcharge revenue and the negative impact from the lag effect of the Company’s surcharge mechanism.

Engineered Products Segment

Net sales for the first nine months of fiscal 2007 for the Engineered Products segment increased 2 percent to $78.4 million from $76.6 million for the same period a year ago.

Operating income was $14.3 million or 18.2 percent of sales for the first nine months of fiscal 2007 compared to $13.7 million or 17.9 percent of sales for the same period a year ago.

Other Items

In the third quarter of fiscal 2007, selling and administrative expenses were $32.2 million, or 6.0 percent of sales, compared to $31.8 million, or 7.5 percent of sales, in the same quarter a year ago.

For the first nine months of fiscal 2007, selling and administrative expenses were $97.4 million, or 7.0 percent of sales compared to $89.7 million, or 8.0 percent of sales for the same period a year ago.  The increase primarily reflected $3.6 million related to executive separation obligations incurred in the second quarter of the current fiscal year, first quarter expenses of $1.6 million associated with the review of a possible acquisition, and $0.8 million from executive recruitment fees.

Interest expense for the quarter was $5.7 million, compared with $5.9 million in the third quarter a year ago.  For the first nine months of fiscal 2007, interest expense was $17.2 million, compared with $17.8 million for the same period a year ago.

Other income in the quarter was $6.0 million, compared with $4.0 million in last year’s third quarter.  The change in other income primarily reflected $1.9 million of increased interest income due to higher investment balances in cash and marketable securities.

For fiscal 2007 year-to-date, other income rose to $23.6 million from $15.8 million for the comparable period a year ago.   The higher amount reflected $7.3 million of increased interest income due to higher investment balances in cash and marketable securities and $1.7 million of increased receipts from the “Continued Dumping and Subsidy Offset Act of 2000.”

Carpenter’s income tax provision in the recent third quarter was $29.4 million, or 30.6 percent of pre-tax income, versus $29.6 million, or 32.7 percent, in the same quarter a year ago.  The tax provision in the recent third quarter was impacted by the favorable settlement of a state tax audit.

For the first nine months of fiscal 2007, Carpenter’s income tax provision was $72.0 million, or 30.3 percent of pre-tax income, compared to $74.0 million, or 34.0 percent of pre-tax income for the same period a year ago.  The Company’s income tax rate also benefited in the first quarter from the reversal of certain deferred tax valuation allowances due to changes in specific state tax laws and an improved outlook regarding the ability to use those benefits, and, in the second quarter, from Congress’ retroactive extension of the Federal research and development tax credit.

The Company expects that its full-year tax rate will be approximately 32 percent.

Cash Flow and Liquidity

Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital, and the flexibility to use outside sources of financing to supplement internally generated funds.

Free cash flow in the recent third quarter was $20.0 million, compared with free cash flow of $53.3 million in the quarter a year ago.  The lower free cash flow reflected higher accounts receivable balances due to significantly higher surcharge revenue during the quarter and increased capital expenditures from a year ago.

For the first nine months of fiscal 2007, free cash flow was $101.2 million compared to $95.8 million for the same period a year ago.   Carpenter believes that free cash flow will be approximately $200 million in fiscal 2007.

Conference Call

Carpenter will host a conference call and webcast today, April 27, at 10:00 a.m., ET, to discuss financial results and operations for the third quarter.

Please call 610-208-2800 for details of the conference call.  Access to the call will also be made available at Carpenter’s web site (www.cartech.com) and through CCBN (www.ccbn.com).  A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products.  Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied.  The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2006, its subsequent Form 10-Q, and the exhibits attached to those filings.  They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy including power generation, or other influences on Carpenter’s business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors;  4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages;  9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; and 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner.  Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations.  The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

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Page 3 / Carpenter Technology Reports Record Third Quarter Results

PRELIMINARY

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

| | Nine Months Ended March 31 | |
|---|---|---|
| | 2007 | 2006 |
| OPERATING ACTIVITIES: | | |
| Net income | $165.9 | $143.8 |
| Adjustments to reconcile net income to net cash provided from operations: | | |
| Depreciation | 34.6 | 34.1 |
| Amortization | 1.2 | 1.4 |
| Deferred income taxes | (8.4) | (3.0) |
| Net pension expense | 3.6 | 8.1 |
| Net loss on asset disposals | 0.4 | 0.3 |
| Changes in working capital and other: | | |
| Receivables | (58.1) | (40.2) |
| Inventories | (32.2) | (34.0) |
| Other current assets | (6.3) | 7.2 |
| Accounts payable | 63.9 | 7.8 |
| Accrued current liabilities | (16.0) | 4.3 |
| Other, net | (1.9) | (8.2) |
| Net cash provided from operating activities | 146.7 | 121.6 |
| INVESTING ACTIVITIES: | | |
| Purchases of plant, equipment and software | (27.8) | (13.7) |
| Proceeds from disposals of plant and equipment | 0.2 | 0.3 |
| Purchases of marketable securities | (544.2) | (236.5) |
| Sales of marketable securities | 336.7 | 253.5 |
| Net cash (used for) provided from investing activities | (235.1) | 3.6 |
| FINANCING ACTIVITIES: | | |
| Payments on long-term debt | (0.2) | (0.2) |
| Payments to acquire treasury stock | (13.9) | 0.0 |
| Dividends paid | (17.9) | (12.4) |
| Tax benefits on share-based compensation | 4.9 | 0.0 |
| Proceeds from common stock options exercised | 2.7 | 12.4 |
| Net cash used for financing activities | (24.4) | (0.2) |
| Effect of exchange rate changes on cash and cash equivalents | (4.4) | 1.1 |
| (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS | (117.2) | 126.1 |
| Cash and cash equivalents at beginning of period | 352.8 | 159.5 |
| Cash and cash equivalents at end of period | $235.6 | $285.6 |

PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in millions)

| | March 31 2007 | June 30 2006 |
|---|---|---|
| ASSETS | | |
| Current assets: | | |
| Cash and cash equivalents | $235.6 | $352.8 |
| Marketable securities | 349.3 | 141.8 |
| Accounts receivable, net | 296.0 | 234.7 |
| Inventories | 258.3 | 224.3 |
| Deferred income taxes | 6.2 | 13.7 |
| Other current assets | 59.8 | 32.0 |
| Total current assets | 1,205.2 | 999.3 |
| | | |
| Property, plant and equipment, net | 532.8 | 541.1 |
| Prepaid pension cost | 246.8 | 247.1 |
| Goodwill | 46.4 | 46.4 |
| Trademarks and trade names, net | 19.4 | 20.1 |
| Other assets | 33.0 | 33.9 |
| Total assets | $2,083.6 | $1,887.9 |
| | | |
| LIABILITIES | | |
| Current liabilities: | | |
| Accounts payable | $201.8 | $137.4 |
| Accrued liabilities | 115.3 | 133.8 |
| Current portion of long-term debt | 0.2 | 0.2 |
| Total current liabilities | 317.3 | 271.4 |
| | | |
| Long-term debt, net of current portion | 332.6 | 333.1 |
| Accrued postretirement benefits | 94.6 | 102.2 |
| Deferred income taxes | 181.0 | 189.0 |
| Other liabilities | 45.8 | 45.9 |
| Total liabilities | 971.3 | 941.6 |
| | | |
| STOCKHOLDERS' EQUITY | | |
| Convertible preferred stock | --- | 18.0 |
| Common stock | 136.1 | 132.5 |
| Capital in excess of par value - common stock | 320.5 | 294.2 |
| Reinvested earnings | 697.8 | 549.8 |
| Common stock in treasury, at cost | (50.8) | (37.3) |
| Deferred compensation | --- | (1.5) |
| Accumulated other comprehensive loss | 8.7 | (9.4) |
| Total stockholders' equity | 1,112.3 | 946.3 |
| | | |
| Total liabilities and stockholders' equity | $2,083.6 | $1,887.9 |

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